News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 22, 2011) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the second quarter of its fiscal year 2012, that ended on October 31, 2011.

Net sales rose by 19% to $128,418,000 compared with the second quarter of the prior fiscal year.  Net sales rose by 20% during the six-month period ended October 31, 2011 compared with the comparable period of the prior fiscal year to $259,617,000. The Company experienced double digit sales gains in each of its sales channels during the second quarter of fiscal year 2012.

The Company generated a net loss of ($2,976,000) or ($0.21) per diluted share during the second quarter of fiscal year 2012, compared with a net loss of ($7,384,000) or ($0.52) per diluted share in the second quarter of its prior fiscal year. The Company generated a net loss of ($5,692,000) or ($0.40) per diluted share in the six-month period ended October 31, 2011, compared with a net loss of ($10,802,000) or ($0.76) per diluted share in the comparable period of the prior fiscal year.

Gross profit for the second quarter of fiscal year 2012 was 12.5% of net sales, compared with 9.1% in the second quarter of the prior fiscal year. Gross profit was 13.3% of net sales during the first six months of fiscal year 2012, compared with 11.2% of net sales during the comparable period of the prior fiscal year. The improvement in gross profit margin during the three and six month periods primarily reflected the beneficial impact of increased sales volume on direct labor and manufacturing overhead costs. These beneficial factors were partially offset by the unfavorable impact of higher material and fuel costs during both periods and by the impact of higher sales promotional costs during the six month period.

Selling, general and administrative costs improved to 16.1% of net sales in the second quarter of fiscal year 2012, down from 20.3% of net sales in the second quarter of the prior fiscal year. Selling, general and administrative costs improved to 16.6% of net sales in the first six months of fiscal year 2012, down from 19.3% in the comparable period of the prior fiscal year. The Company’s operating expense ratio was favorably impacted by cost containment efforts and a reduction in display and product launch costs compared with prior year levels.

The Company generated positive free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of $1.1 million in the second quarter of fiscal year 2012, compared with positive free cash flow generated in the second quarter of the prior fiscal year of $5.5 million. The Company’s free cash flow in the prior fiscal year was aided by proceeds from the sale of a closed plant and by a larger federal income tax refund than was received in the current fiscal year.

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AMWD Announces Second Quarter Results

November 22, 2011

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Second Quarter Results

November 22, 2011

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2011	2010	2011	2010

Net Sales	$128,418	$107,613	$259,617	$216,916
Cost of Sales & Distribution	112,304	97,797	225,096	192,713
Gross Profit	16,114	9,816	34,521	24,203
Sales & Marketing Expense	14,508	15,805	30,484	29,908
G&A Expense	6,166	6,040	12,507	11,862
Restructuring Charges	-	16	15	39
Operating Loss	(4,560)	(12,045)	(8,485)	(17,606)
Interest & Other (Income) Expense	(37)	(87)	(54)	(113)
Income Tax Benefit	(1,547)	(4,574)	(2,739)	(6,691)
Net Loss	$(2,976)	$(7,384)	$(5,692)	$(10,802)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,330,954	14,240,178	14,315,318	14,231,165

Loss Per Diluted Share	$(0.21)	$(0.52)	$(0.40)	$(0.76)

Condensed Consolidated Balance Sheet

	October 31	April 30
	2011	2011

Cash & Cash Equivalents	$57,081	$55,420
Customer Receivables	28,672	31,067
Inventories	24,748	24,471
Other Current Assets	8,510	9,458
Total Current Assets	119,011	120,416
Property, Plant & Equipment	95,413	100,628
Restricted Cash	14,419	14,419
Other Assets	33,891	32,907
Total Assets	$262,734	$268,370

Current Portion - Long-Term Debt	$936	$928
Accounts Payable & Accrued Expenses	46,851	49,916
Total Current Liabilities	47,787	50,844
Long-Term Debt	24,338	24,655
Other Liabilities	40,719	38,906
Total Liabilities	112,844	114,405
Stockholders' Equity	149,890	153,965
Total Liabilities & Stockholders' Equity	$262,734	$268,370

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AMWD Announces Second Quarter Results

November 22, 2011

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	October 31
	2011	2010

Net Cash Provided by Operating Activities	$7,879	$7,591
Net Cash Used by Investing Activities	(4,640)	(2,426)
Free Cash Flow	3,239	5,165

Net Cash Used by Financing Activities	(1,578)	(2,532)
Net Increase in Cash and Cash Equivalents	1,661	2,633
Cash and Cash Equivalents, Beginning of Period	55,420	53,233

Cash and Cash Equivalents, End of Period	$57,081	$55,866

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